EXHIBIT 6.4

STANDSTILL AGREEMENT

This STANDSTILL AGREEMENT (the “Agreement”) is entered into as of December 31, 2022 (the “Effective Date”) by and between GRATUS CAPITAL PROPERTIES FUND III, LLC, a Delaware limited liability company (the “Borrower”) and GRATUS CAPITAL, LLC, a Minnesota limited liability company or its assigns (the “Lender,” and together with the Borrower, the “Parties”).

RECITALS

A. Lender has extended certain credit to Borrower evidenced by an Amended and Restated Promissory Note dated October 4, 2022, in the principal amount of up to $50,000,000.00 (the “Note”).

B. As of the Effective Date, Borrower continues to raise capital to meet its business objectives and is not in a position to make interest payments or any other payments under the Note until certain threshold events have occurred in the business of the Borrower.

C. Borrower has requested, and Lender has agreed, to refrain from enforcement of the Note and collection related thereto under the terms and conditions set forth herein.

NOW, THEREFORE, IT IS STIPULATED AND AGREED AS FOLLOWS:

1. Incorporation of Recitals. The Parties hereby acknowledge and agree that the recitals set forth above are true and accurate, and are hereby incorporated by reference as express terms of this Agreement.

2. Reaffirmation of Note. Borrower acknowledges and agrees that:

A. The is a valid, existing and binding obligation of the Borrower. By execution of this Agreement Borrower hereby reaffirms the Note.

B. The principal and interest balances set forth in the recitals are accurate and Borrower does not have claims of defenses, setoffs or counterclaims against the Lender.

3. Acknowledgment of Defaults. Borrower hereby acknowledge that Borrower is in default under the terms and conditions of the Not as set forth in the above Recitals (hereinafter “Existing Defaults”), and that, as a result of the Existing Defaults, Lender is entitled to exercise all of its rights and remedies under the Note without further notice, presentment or demand, except as provided by this Agreement.

4. Payments on Obligations. Lender agrees to refrain from the Existing Defaults and any payments due and owing under the Note for a period of eighteen (18) months from the Effective Date. Notwithstanding the foregoing, nothing in this Agreement precludes the Borrower from making periodic payments in Borrower’s sole discretion.

5. Effect of Agreement. Except as specified herein, all terms and conditions of the Note shall remain in full force and effect. In the event of any conflict between any term or provision set forth in this Agreement and any term or provision set forth in the Note, the terms and provisions set forth in this Agreement shall control.

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6. Governing Law and Construction. The validity, construction and enforceability of this Agreement and the note shall be governed by the internal laws of the state of Minnesota, without giving effect to conflict of laws or principles thereof. Whenever possible, each provision of this Agreement and any other statement, instrument or transaction contemplated hereby or relating hereto, shall be interpreted in such manner as to be effective and valid under such applicable law, but, if any provision of this agreement or any other statement, instrument or transaction contemplated hereby or relating hereto shall be held to be prohibited or invalid under such applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement or any other statement, instrument or transaction contemplated hereby or relating hereto.

7. Modifications. Notwithstanding any provisions to the contrary herein, any term of this Agreement may be amended with the written consent of the Borrower; provided that no amendment, modification or waiver of any provision of this Agreement or the Note or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be in writing and signed by Lender, and then such amendment, modification, waiver or consent shall be effective only in the specific instance and for the purpose for which given.

8. Entire Agreement. This Agreement and the Note embody the entire agreement and understanding between the Borrower and Lender with respect to the subject matter hereof and thereof. This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof.

9. Waivers, Etc. No failure on the part of Lender to exercise and no delay in exercising any power or right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies Lender hereunder are cumulative and not exclusive of any right or remedy of Lender.

10. Counterparts. This Agreement can be executed in one or more counterparts.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

BORROWER:

GRATUS CAPITAL PROPERTIES FUND III, LLC,
a Delaware limited liability company

By:
Name:	Jason C. Weimer
Title:	President

LENDER:

GRATUS CAPITAL, LLC,
a Minnesota limited liability company

By:
Name:	Jason C. Weimer
Title:	President

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